Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

HUGHES SUPPLY, INC.

(August 24, 2004)

Pursuant to Section 607.1007 of the Florida Business Corporation Act, the Articles of Incorporation of Hughes Supply, Inc., a Florida corporation, are hereby restated as follows:

ARTICLE I

The name of this Corporation shall be:

HUGHES SUPPLY, INC.

ARTICLE II

The general nature of business to be transacted by this Corporation is:

Section A. To engage in every aspect and phase of the business of buying, selling, distributing, handling and storing all types of electrical, plumbing, heating and air conditioning, industrial and utilities supplies, fixtures and hardware, tools and contractors’ supplies.

Section B. To manufacture, purchase or otherwise acquire, and to own, mortgage, pledge, sell, assign, transfer, or otherwise dispose of, and to invest in, trade in, deal in and with, goods, wares, merchandise, real and personal property, and services, of every class, kind and description, except that it is not to conduct a banking, safe deposit, trust, insurance, surety, express, railroad, canal, telegraph, telephone or cemetery company, a building and loan association, mutual fire insurance association, cooperative association, fraternal benefits society, state fair or exposition.

Section C. To conduct business in, have one or more offices in, and buy, hold, mortgage, sell, convey, lease or otherwise dispose of real and personal property, including franchises, patents, copyrights, trademarks, licenses, in the State of Florida, and in all other States and Countries.

Section D. To contract debts and borrow money, issue and sell or pledge bonds, debentures, notes and other evidences of indebtedness, and execute such mortgages, transfers of corporate property or other instruments to secure the payment of corporate indebtedness as required.

Section E. To purchase the corporate assets of any other corporation and engage in the same or other character of business.

Section F. To guarantee, endorse, purchase, hold, sell, transfer, mortgage, pledge or otherwise acquire or dispose of the shares of the capital stock of, or any bonds, securities, or other evidences of indebtedness created by any other corporation of the State of Florida or any other state or government, and while owner of such stock to exercise all the rights, powers and privileges of ownership, including the right to vote such stock.

ARTICLE III

Section A. The maximum number of shares of all classes of stock which this Corporation is authorized to issue or to have outstanding at any time shall be 110,000,000 shares, which shall be divided as follows:

(1) Not more than 100,000,000 shares of Common Stock of $1.00 par value per share (which shall be designated “Common Stock”); and

(2) Not more than 10,000,000 shares of Preferred Stock of no par value per share (which shall be designated “Preferred Stock”).

Section B. Each holder of Common Stock shall have one vote per share of such stock held, upon the payment of the consideration fixed for the issuance of said stock, whether such payment is made in money or in property to be exchanged therefor at a reasonable valuation. Said stock shall be fully paid and non-assessable.

Section C. Holders of Common Stock shall not have preemptive rights to purchase additional shares of Common Stock or other securities of the Corporation whether or not such stock or other securities are issued for cash. Holders of securities other than Common Stock shall not have any preemptive or other right to subscribe for, or right of conversion into Common Stock, Preferred Stock, or other stock or securities of the Corporation, except such rights, if any, as may be expressly granted by the Board of Directors.

Section D. The designations, powers, preferences, and rights, and the qualifications, limitations, or restrictions of the Preferred Stock shall be as follows:

Dividends on the outstanding shares of Preferred Stock shall be declared and paid or set apart for payment before any dividends shall be declared and paid or set apart for payment on the outstanding shares of Common Stock with respect to the same quarterly period. Dividends on any shares of Preferred Stock shall be cumulative only if and to the extent determined by resolution of the Board of Directors, as provided below. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, the outstanding shares of Preferred Stock shall have preference and priority over the outstanding shares of Common Stock for payment of the amount, if any, to which shares of each outstanding series of Preferred Stock may be entitled in accordance with the terms and rights thereof and each holder of Preferred Stock shall be entitled to be paid in full such amount, or have a sum sufficient for the payment in full set aside, before any such payment shall be made to the holders of Common Stock.

The Board of Directors is expressly authorized at any time and from time to time to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers and with such designations, preferences and relative participating, optional or other rights, qualifications, limitations or restrictions, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in these Articles of Incorporation or any amendment thereto or prohibited by law, including the following:

(1) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by the Board of Directors; and

(2) The rate or manner of payment of dividends on shares of each such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative; and

(3) Whether the shares of such series can be redeemed, the time or times when, and the price or prices at which, shares of such series shall be redeemable, and the terms and conditions of redemption; and

(4) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; and

(5) The sinking fund provisions, if any, for the redemption or purchase of shares of such series; and

(6) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, or any other securities, and the terms and conditions of such conversion or exchange; and

(7) The voting rights, if any, whether full or limited, of the shares of such series; provided, however, that the voting rights of such Preferred Stock shall not exceed one vote per share thereof and no share shall have any voting rights until the payment therefor shall have been received by the Corporation.

Except in respect of the particulars that may be fixed by the Board of Directors as provided above in this Article III, Section D, all shares of Preferred Stock shall be of equal rank and shall be identical, and each share of a series shall be identical in all respects with the other shares of the same series. When payment of the consideration for which shares of Preferred Stock are to be issued shall have been received by the Corporation, such shares shall be deemed to be fully paid and nonassessable.

The Board of Directors, pursuant to the above authorization contained in this Section D of Article III, on May 20, 1998 authorized the designation of Series A Junior Participating Preferred Stock as set forth in Appendix A which is attached to and incorporated by reference herein.

ARTICLE IV

The amount of capital with which this Corporation shall begin business is the sum of Five Hundred Dollars ($500.00).

ARTICLE V

This Corporation shall have perpetual existence.

ARTICLE VI

The principal office and place of business of this Corporation shall be located at 521 West Central Boulevard, Orlando, Florida, but this Corporation may establish and maintain its principal office, or other offices, at other places in the United States of America, its Colonies or dependencies, and in any foreign country as its Board of Directors may from time to time determine.

ARTICLE VII

Section A. Number of Directors. The number of Directors of this Corporation shall be in the number from time to time fixed by the holders of record of at least 80% of the outstanding shares of stock entitled to vote or by the Directors in accordance with the terms and conditions of the By-Laws, but at no time shall said number of Directors be less than three.

Section B. Term of Directors. The Directors shall be classified with respect to the time for which they shall severally hold office by dividing them into three classes, each consisting of as near one-third of the whole number of Directors as practicable, and all Directors of the Corporation shall hold office until their successors are elected and qualified. The first such classification shall be made at the Annual Meeting of Shareholders to be held in the year 1975. At that Annual Meeting, the Directors shall be classified for staggered terms of 1, 2, and 3 years, respectively, and at each successive Annual Meeting, the successors to the class of Directors whose terms expire that year shall be elected to hold office for the term of three years, so that the term of office of one class of Directors shall expire each year. Any vacancy which shall occur in a class of Directors prior to the expiration of the term of such class may be filled by the Board of Directors for the remainder of the full term.

Section C. Removal of Directors. Notwithstanding any other provisions of these Articles of Incorporation, the By-Laws of the Corporation or applicable law, the affirmative vote of the holders of record of at least 80% of the outstanding shares of stock entitled to vote shall be required to remove Directors of the Corporation without cause.

Section D. Amendment. Notwithstanding any other provision of the Articles of Incorporation, the By-Laws of the Corporation or applicable law, the affirmative vote of the holders of record of at least 80% of the outstanding shares of stock entitled to vote shall be required (1) to amend, modify or repeal this Article VII, (2) adopt any provision of the Articles of Incorporation or the By-Laws of the Corporation which is inconsistent with this Article VII, or (3) prior to the fixing by the Board of Directors of any right or preference of any series of Preferred Stock which is inconsistent with the provisions of this Article VII.

ARTICLE VIII

Stock certificates to replace lost or destroyed certificates shall be issued on such basis and according to such procedures as are from time to time provided for in the By-Laws of the Corporation.

ARTICLE IX

The names and post office addresses of the first Board of Directors are as follows, and these Directors shall hold office for the first year of this Corporation’s existence, or until their successors shall be elected and qualified:

Russell S. Hughes	526 Grove Park Drive, Orlando, Fla.

Harry C. Hughes	521 W. Central Avenue, Orlando, Fla.

Romania S. Hughes	816 E. Central Avenue, Orlando, Fla.

ARTICLE X

The name and post office address of each of the subscribers to these Articles of Incorporation, and the number of shares subscribed for by each are as follows:

Russell S. Hughes	526 Grove Park Drive, Orlando, Fla. 1 sh.

Harry C. Hughes	521 W. Central Avenue, Orlando, Fla. 1 sh.

Romania S. Hughes	816 E. Central Avenue, Orlando, Fla. 2 shs.

ARTICLE XI

These Articles of Incorporation may be amended in the manner provided by law. Every Amendment shall be approved by the Board of Directors, proposed by them to the stockholders, and approved at the stockholders’ meeting by a majority of the stock issued and entitled to be voted unless all the Directors and all the stockholders sign a written statement manifesting their intention that a certain Amendment of these Articles of Incorporation be made.

ARTICLE XII

No plan of consolidation or merger under which the Corporation is not the surviving constituent corporation shall be deemed approved by the stockholders unless such plan of consolidation or merger shall be approved by the affirmative vote of two-thirds of the total number of shares of stock outstanding and entitled to vote. No amendment to the Articles of Incorporation may amend or delete the requirement that two-thirds of the total number of shares of stock outstanding and entitled to vote approve any plan of consolidation or merger under which the Corporation is not the surviving constituent corporation unless at a meeting duly called two-thirds of the total number of shares of stock outstanding and entitled to vote shall approve such amendment or deletion of such requirement.

ARTICLE XIII

Section A. Higher Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Articles of Incorporation, and except as expressly provided in Section B of this Article XIII, the affirmative vote of the holders of two-thirds of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) shall be required for the approval or authorization of any Business Combination (as hereinafter defined).

Section B. Exceptions to Higher Voting Requirement. The provisions of Section A of this Article XIII shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or any other Article of these Articles of Incorporation, if the Business Combination shall have been approved by a majority of the directors who are Disinterested Directors (as hereinafter defined) or if all of the following conditions are met:

1. The aggregate amount of the cash and the Fair Market Value (as hereinafter defined), as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of (i) the highest price paid for any share of Common Stock by the Interested Shareholder (as hereinafter defined) involved in the proposed Business Combination within the two-year period immediately prior to the time of the first public announcement of such proposed Business Combination (the “Announcement Date”) or in the transaction in which such person became an Interested Shareholder, whichever price is the higher; or (ii) the Fair Market Value per share of the Corporation’s Common Stock on the Announcement Date, or on the date on which the Interested Shareholder became an Interested Shareholder (the “Determination Date”), whichever is higher. The price paid for any share of Common Stock shall be the amount of cash plus the Fair Market Value of any other consideration to be received therefor, determined at the time of payment therefor.

2. The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form of consideration used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with Paragraph 1 of this Section B shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

3. After the Determination Date and prior to the consummation of such Business Combination: (i) there shall have been (a) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock) and no failure to declare and pay at the regular date therefor any full dividend (whether or not cumulative) on any outstanding Preferred Stock, except as approved by a majority of the directors who are Disinterested Directors, and (b) an increase in the annual rate of dividends if necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of stock, unless the failure so to increase such rates is approved by a majority of the directors who are Disinterested Directors; and (ii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock without the approval of a majority of the directors who are Disinterested Directors except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder or pursuant to a stock ownership, stock option or other benefit plan maintained by the Corporation or any of its subsidiaries generally for the officers and/or employees of the Corporation or any of its subsidiaries.

4. After the Determination Date, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

5. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to all stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such act or subsequent provisions).

Section C. Certain Definitions. For purposes of this Article XIII:

1. The term “Business Combination” shall mean:

(i) any merger or consolidation (except a merger or consolidation in which the Corporation is not the surviving constituent corporation) of the Corporation or any

Subsidiary (as hereinafter defined) with or into (a) any Interested Shareholder, or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as those terms are defined on July 1, 1985 in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of an Interested Shareholder;

(ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of an Interested Shareholder of assets of the Corporation or any Subsidiary having a fair market value in excess of 10% of the Fair Market Value of the total consolidated assets of the Corporation as of the end of its most recent fiscal year ending prior to the time the determination is being made;

(iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or a substantial part of the assets of an Interested Shareholder or an Affiliate or Associate of an Interested Shareholder to the Corporation or any Subsidiary for consideration having a Fair Market Value aggregating $5,000,000 or more;

(iv) the issuance or transfer by the Corporation or any Subsidiary of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate or Associate of an Interested Shareholder other than the issuance of securities by the Corporation or any Subsidiary (a) upon the exercise of warrants or the conversion of convertible securities of the Corporation or any Subsidiary which are directly or indirectly owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, or (b) in connection with any stock option, stock ownership or other benefit plan maintained by the Corporation or any Subsidiary generally for the officers and/or employees of the Corporation or any Subsidiary;

(v) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

(vi) any reclassification or recapitalization (including any reverse stock split) of the Corporation or a merger or consolidation (except a merger or consolidation in which the Corporation is not the surviving constituent corporation) of the Corporation with any Subsidiary or a reorganization or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding stock of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder.

2. The term “Interested Shareholder” shall mean and include any person, corporation or other entity which is the beneficial owner, directly or indirectly, of 10% or more of the combined voting power of the then outstanding Voting Stock of the Corporation.

3. The term “Disinterested Director” shall mean and include each director of the Corporation who is not himself or herself the Interested Shareholder proposing the Business Combination or an Affiliate or Associate of such Interested Shareholder or an officer, director or employee of such Interested Shareholder or of an Affiliate or Associate of such Interested Shareholder.

4. A person shall be a “beneficial owner” of any Voting Stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or to direct the vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

5. For the purposes of determining whether a person is an Interested Shareholder pursuant to Paragraph 2 of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph 4 of this Section C but shall not include any other shares of Voting Stock which may be issuable to other persons pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

6. The term “Fair Market Value” shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the principal United States Securities Exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Directors who are Disinterested Directors in good faith; and (ii) in the case of stock of any class of securities not traded on any securities exchange or in the over-the-counter market or in the case of property other than cash or stock, the fair market value of such securities or property on the date in question as determined by a majority of the directors who are Disinterested Directors in good faith.

7. The term “Subsidiary” shall mean any Corporation of which a majority of the voting shares is owned, directly or indirectly, by the Corporation.

8. In the event of any Business Combination in which the Corporation survives, the phrase “consideration to be received” as used in Paragraphs 1 and 2 of Section B shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

Section D. Powers of the Board of Directors. The Board of Directors acting by a majority of the directors who are Disinterested Directors shall have the power and duty to determine for the purpose of this Article XIII on the basis of information known to them after reasonable inquiry, all facts necessary to determine the applicability of the various provisions of this Article XIII including, (1) whether a person is an Interested Shareholder, (2) the number of shares of Voting Stock beneficially owned by any person, (3) whether a person is an Affiliate or Associate of another, and (4) whether the requirements of Section B have been met with respect to any Business Combination, and the good faith determination of a majority of the directors who are Disinterested Directors shall be conclusive and binding for all purposes of this Article XIII.

Section E. No Effect on Fiduciary Obligations. Nothing contained in this Article XIII shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

Section F. Severability. In the any provision (or any part thereof) of this Article XIII should be determined to be invalid, prohibited or unenforceable for any reason, the remaining provisions, and parts thereof, shall remain in full force and effect and enforceable against the Corporation and its shareholders, including any Interested Shareholder, to the fullest extent permitted by law.

Section G. Amendment. Notwithstanding any other provision of the Articles of Incorporation, the By-Laws of the Corporation or applicable law, the affirmative vote of two-thirds of the votes of then outstanding Voting Stock, voting together as a single class, shall be required (1) to amend, modify or repeal this Article XIII, (2) adopt any provision of the Articles of Incorporation or By-Laws which is inconsistent with this Article XIII, or (3) prior to the fixing by the Board of Directors of any right or preference of any series of Preferred Stock which is inconsistent with the provisions of this Article XIII.

ARTICLE XIV

Notwithstanding any other provision of the Articles of Incorporation, the By-Laws of the Corporation or applicable law, (a) any special meeting of the stockholders called by a stockholder or stockholders must be called by a request in writing submitted by the holder or holders of at lest 80% of the outstanding shares of stock entitled to vote, (b) the stockholders of the Corporation shall not be permitted to take action by means of written consents, and (c) the affirmative vote of at least 80% of the outstanding shares of stock entitled to vote shall be required (i) to amend, modify or repeal this Article XIV, (ii) adopt any provision of the Articles of Incorporation or By-Laws of the Corporation which is inconsistent with this Article XIV, or (iii) prior to the fixing by the Board of Directors of any right or preference of any series of Preferred Stock which is inconsistent with the provisions of this Article XIV.

APPENDIX A

TO RESTATED ARTICLES OF INCORPORATION

of

HUGHES SUPPLY, INC.

I. Designation and Amount

The shares of such new series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be 75,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

II. Dividends and Distributions

(A) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock, in preference to the holders of Common Stock, par value $1.00 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock (the “First Quarterly Dividend Payment Date”), in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the First Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time (a) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (b) subdivide the outstanding shares of Common Stock, (c) combine the outstanding shares of Common Stock in a smaller number of shares, or (d) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the amount to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) of this Section II immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless (i) the date of issue of such shares is prior to the record date for the First Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of the first issuance of a share of Series A Preferred Stock, or (ii) the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not be more than 60 calendar days prior to the date fixed for the payment thereof.

III. Voting Rights

The holders of shares of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock in a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the number of votes per share to which holders of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein, in any other articles of amendment creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) Except as set forth herein, or as otherwise provided by law, holders of Series A Preferred Stock shall have no voting rights.

IV. Certain Restrictions

(A) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section II are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section IV, purchase or otherwise acquire such shares at such time and in such manner.

V. Reacquired Shares

Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock any may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other articles of amendment creating a series of Preferred Stock or any similar stock or as otherwise required by law.

VI. Liquidation, Dissolution or Winding Up

Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (A) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment; provided, however, that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (B) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time (i) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock in a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the aggregate amount to which each holder of shares of Series A Preferred Stock would otherwise be entitled immediately prior to such event under the proviso in clause (A) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VII. Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in each such case, each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time (A) declare a dividend on the outstanding shares of Common Stock payable in shares of Common Stock, (B) subdivide the outstanding shares of Common Stock, (C) combine the outstanding shares of Common Stock in a smaller number of shares, or (D) issue any shares of its capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclassification in connection with a consolidation or merger in which the Corporation is the continuing or surviving corporation), then, in each such case and regardless of whether any shares of Series A Preferred Stock are then issued or outstanding, the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

VIII. Redemption

The shares of Series A Preferred Stock shall not be redeemable.

IX. Rank

The Series A Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s Preferred stock.

X. Amendment

The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single series.

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